SCHEDULE 14A INFORMATION
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

UNIVERSAL ELECTRONICS INC.

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2002

Dear Stockholder:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Universal Electronics Inc. to be held on Wednesday, June 19, 2002 at 9:00 a.m., Los Angeles local time, at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630. We urge you to be present in person or represented by proxy at this Meeting of Stockholders.

You will be asked to consider and vote upon the election of members of the Company’s Board of Directors and the ratification of the Board of Directors’ engagement of the Company’s independent auditors for the year ending December 31, 2002. Details of these proposals and a description of the general business, directors and management of Universal Electronics are set forth in the accompanying Proxy Statement. The Board of Directors unanimously recommends that stockholders vote to approve all of the proposals.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date, and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

On behalf of the Board of Directors and management of Universal Electronics Inc., we would like to thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
6101 Gateway Drive
Cypress, California 90630
714-820-1000
714-820-1010 Facsimile
www.ueic.com

PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
INTRODUCTION
VOTING RIGHTS AND PROXY INFORMATION
OWNERSHIP OF COMPANY SECURITIES
PROPOSAL ONE: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
COMPENSATION OF DIRECTORS
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE CHART
PROPOSAL TWO: APPOINTMENT OF AUDITORS
STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
STOCKHOLDER NOMINATION OF DIRECTOR
SOLICITATION OF PROXIES
FORM 10-K ANNUAL REPORT

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters:
6101 Gateway Drive
Cypress, California 90630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 19, 2002

     The 2002 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation (“Universal” or the “Company”), will be held on Wednesday, June 19, 2002 at 9:00 a.m., Los Angeles, California local time, at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630. Doors to the meeting will be open at 8:00 a.m.

     The meeting will be conducted:

1.	To consider and to vote upon the following proposals (collectively, the “Proposals”), each of which is described in more detail in the accompanying Proxy Statement:

(i)	Proposal One: The election of Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2003 or until election and qualification of his successor, and the election of Bruce A. Henderson, William C. Mulligan, and J. C. Sparkman, each as a Class II director to serve on the Board of Directors until the Annual Meeting of Stockholders to be held in 2004 or until election and qualification of their successors;

(ii)	Proposal Two: Ratification of the appointment of PricewaterhouseCoopers LLP, a firm of independent accountants, as the Company’s auditors for the year ending December 31, 2002.

2.	To consider and act upon such other matters as may properly come before the meeting or any and all postponements or adjournments thereof.

     Only stockholders of record at the close of business on April 18, 2002 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

April 26, 2002

Richard A. Firehammer, Jr. Senior Vice President, General Counsel and Secretary

EACH STOCKHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE
ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

UNIVERSAL ELECTRONICS INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 19, 2002

Mailed On or About April 26, 2002

INTRODUCTION

     This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of Universal Electronics Inc., a Delaware corporation (“Universal” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or the “Board of Directors”) from holders of record of the Company’s outstanding shares of common stock, par value $.01 per share (the “Company Common Stock”), as of the close of business on April 18, 2002 (the “Annual Meeting Record Date”) for use at the 2002 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Wednesday, June 19, 2002, at 9:00 a.m. (Los Angeles, California local time) at The Courtyard by Marriott, 5865 Katella Avenue, Cypress, California 90630 and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 26, 2002. The world headquarters and principal executive offices of the Company are located at 6101 Gateway Drive, Cypress, California 90630.

VOTING RIGHTS AND PROXY INFORMATION

     Only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Such holders of shares of Company Common Stock are entitled to one vote per share on any matter that may properly come before the Annual Meeting. The presence, either in person or by properly executed and delivered proxy, of the holders of a majority of the then outstanding shares of Company Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. Under Delaware law, shares of Company Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated pursuant to Proposal One. “Plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote, or otherwise) as to Proposal One will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Thus, the withholding of a vote with respect to the election of any nominee for director will have the practical effect of a vote against that nominee.

     Passage of Proposal Two and any other question or matter properly brought before the Annual Meeting requires the approval of a majority of the shares of Company Common Stock present in person or represented by proxy at the Annual Meeting. An abstention with respect to any share will have the practical effect of a vote against Proposal Two or any other question or matter properly brought before the Annual Meeting. A broker non-vote with respect to any share will not affect the passage of Proposal Two or any other question or matter properly brought before the Annual Meeting, since the share is not considered present for voting purposes.

     As of April 18, 2002, there were 13,826,410 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting. The directors and executive officers of the Company intend to vote in accordance with the recommendations of the Board with respect to Proposals One and Two and any other question or matter properly brought before the Annual Meeting.

     All shares of Company Common Stock that are represented at the Annual Meeting by properly executed and delivered proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for any Proposal, such proxies will be voted in accordance with the recommendations of the Board as set forth herein with respect to such Proposal.

     In the event that a quorum is not present at the time the Annual Meeting is convened or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with Firstar Bank N.A., in its capacity as transfer agent for the Company (the “Transfer Agent”), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Firstar Bank N.A., Corporate Trust, 1555 North Rivercenter Drive, Suite 301, Milwaukee, Wisconsin 53212.

OWNERSHIP OF COMPANY SECURITIES

     The Company Common Stock is the only outstanding class of equity security of the Company.

     Ownership as of March 31, 2002 of the Company Common Stock by directors, nominees, each executive officer named in the Executive Compensation tables below, as well as by all directors and executive officers of the Company as a group, and to the Company’s knowledge, beneficial holders of more than five percent of the Company Common Stock, is as follows:

	Shares of		% of Shares
	Common Stock		Outstanding as
	Beneficially Owned		of
Name and Address(1)	As of March 31, 2002		March 31, 2002

Directors and Nominees
Paul D. Arling	272,800	(2)	1.97%
Bruce A. Henderson	34,180	(3)	*
William C. Mulligan	36,480	(4)	*
J. C. Sparkman	91,060	(5)	*
Non-Director Executive Officers
John S. Ames	38,750	(6)	*
Jerry L. Bardin	37,500	(7)	*
Richard A. Firehammer, Jr.	87,500	(8)	*
Paul J. M. Bennett	79,500	(9)	*
All Directors and Executive Officers as a Group (10 persons)	741,271	(10)	5.37%
Former Directors and/or Executive Officers
David Beddow(11)	9,254	(12)	*
Camille Jayne(13)	599,900	(14)	4.34%
Other Beneficial Owners of More than 5% of the Outstanding Company Stock
Cannell Capital LLC(15)	2,181,900		15.80%

*	Less than one percent.

(1)	Except as otherwise indicated, the address for all persons shown on this table is c/o the Company, 6101 Gateway Drive, Cypress, California 90630. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder.

(2)	Includes 262,800 shares subject to options exercisable within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

(3)	Includes 13,333 shares subject to options exercisable within 60 days.

(4)	Includes 23,333 shares subject to options exercisable within 60 days.

(5)	Includes 13,333 shares subject to options exercisable within 60 days.

(6)	Includes 25,418 shares subject to options exercisable within 60 days.

(7)	Includes 35,147 shares subject to options exercisable within 60 days.

(8)	Includes 84,000 shares subject to options exercisable within 60 days.

(9)	Includes 52,500 shares subject to options exercisable within 60 days.

(10)	Includes 572,365 shares subject to options exercisable within 60 days.

(11)	Mr. Beddow resigned as a member of the Company’s Board of Directors and all committee memberships thereof effective April 25, 2002.

(12)	Includes 6,667 shares subject to options exercisable within 60 days.

(13)	Ms. Jayne ceased being the Company’s Executive Chairman of the Board in July 2001. In addition, Ms. Jayne resigned as a member of the Company’s Board of Directors and all committee memberships thereof effective March 25, 2002.

(14)	Includes 599,900 shares subject to options exercisable within 60 days.

(15)	As reported on Schedule 13G as filed on February 14, 2002 with the Securities and Exchange Commission by Cannell Capital LLC, a California limited liability company and registered investment advisor whose principal business address is 150 California Street, Fifth Floor, San Francisco, California 94111 (“CCLLC”); J. Carlo Cannell, an individual and control person of CCLLC, whose principal business address is 150 California Street, Fifth Floor, San Francisco, California 94111 (“JCC”); The Anegada Fund Limited, a Cayman Islands company, whose principal business address is c/o Goldman Sachs (Cayman) Trust, Limited, 2nd Floor, Harbour Centre, George Town, Cayman Islands, BWI (“Anegada”); The Cuttyhunk Fund Limited, a Bermuda company,73 Front Street, Hamilton, Bermuda HM 12 (“Cuttyhunk”); Tonga Partners, L.P., a Delaware limited partnership, whose principal business address is 150 California Street, Fifth Floor, San Francisco, California 94111 (“Tonga”); GS Cannell Portfolio, LLC, a Delaware limited liability company, whose principal business address is 701 Mount Lucas Road, CN 850, Princeton, New Jersey 28542 (“GSCPLLC”), Pleiades Investment Partners, L.P., a Delaware limited partnership, whose principal business address is 6022 West Chester Pike, Newton Square, Pennsylvania 19073 (“Pleiades”), and George S. Sarlo 1995 Charitable Remainder Trust, a charitable trust organized Remainder Trust in California (“Trust”) reporting ownership as of December 31, 2001. Each of CCLLC, JCC, Anegada, Cuttyhunk, Tonga, GSCPLLC, Pleiades, and Trust is the beneficial owner of approximately 5.27%, 5.27%, .72%, 1.58%, 2.09%, .61%, .22%, and .06%, respectively, of Company Common Stock. JCC controls CCLLC by virtue of JCC’s position as managing member and majority owner of CCLLC. CCLLC’s beneficial ownership of Company Common Stock is direct as a result of CCLLC’s discretionary authority to buy, sell, and vote shares of such Company Common Stock for its investment advisory clients. JCC’s beneficial ownership of Company Common Stock is indirect as a result of JCC’s ownership and management of CCLLC.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

     The number of directors of the Company’s Board of Directors is presently set at nine and is divided into two classes. There are currently four directors, one of who is a Class I Director and three of whom are Class II Directors, and five vacancies. The Class I Directors are directors who are also employees of the Company and/or any subsidiary of the Company, and are elected each year at the Annual Meeting of Stockholders to serve a one-year term. The Class II Directors are directors of the Company who are not also employees of the Company and/or any subsidiary of the Company, and are elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.

     All of the Directors’ terms (both the Class I Director and the Class II Directors) expire at this year’s Annual Meeting.

     The five vacancies are as a result of resignations that occurred in early 1998 and 1999 and the resignations of Camille Jayne on March 25, 2002 and David Beddow on April 25, 2002.

     The Board has nominated and recommends the reelection of Mr. Arling as a Class I Director for a one-year term expiring at the next Annual Meeting of Stockholders to be held in 2003. In addition, the Board has nominated and recommends the reelection of each of Messrs. Henderson, Mulligan and Sparkman as a Class II Director for the two-year term expiring at the Annual Meeting of Stockholders to be held in 2004.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Messrs. Arling, Henderson, Mulligan and Sparkman.

     If elected, Mr. Arling has consented to serve as a Class I Director of the Company for a one-year term and until his successor is elected and qualified. Also, if elected, Messrs., Henderson, Mulligan and Sparkman have consented to serve as Class II Directors of the Company for a two-year term and until their respective successors are elected and qualified. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders, but in no event will the proxy holders vote for more than the number of nominees as are up for election. Although it is not contemplated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors. Information with respect to each nominee is set forth below.

Nominees for Election as Class I Directors Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 39	Mr. Arling is Chairman and Chief Executive Officer of the Company. He has held the positions of Chairman since July 2001, Chief Executive Officer since October 2000. He was the Company’s President from September 1998 until May 2001 when Robert P. Lilleness was hired as the Company’s President and Chief Operating Officer. He was the Company’s Chief Operating Officer from September 1998 until his promotion to Chief Executive Officer in October 2000. He was the Company’s Senior Vice President and Chief Financial Officer from May 1996 until his termination by the Company on August 31, 1998. Prior to joining the Company, from 1993 through May 1996, he served in various capacities at LESCO, Inc. (a manufacturer and distributor of professional turf care products) with the most recent being Acting Chief Financial Officer. At the 2001 Annual Meeting of Stockholders, Mr. Arling was reelected as a Class I Director of the Company to serve until the 2002 Annual Meeting of Stockholders.
Nominees for Election as Class II Directors
Bruce A. Henderson Director since 1996 Member: Audit Committee Compensation Committee Age: 53	In November 25, 2001, Mr. Henderson accepted the position of Chief Executive Officer at Edgecombe Holdings, LLC. Prior to that, from July 2000 to November 2001, Mr. Henderson served as Chief Executive of Invensys Software Systems, a division of Invensys PLC. From February 1999 to July 2000, he was Chief Executive of Invensys Controls, following the merger of BTR PLC and Siebe PLC. From 1995 to February 1999, Mr. Henderson served as President of the Appliance Control Division of Siebe PLC. At the 2000 Annual Meeting of Stockholders, Mr. Henderson was elected as a Class II Director of the Company to serve until the 2002 Annual Meeting of Stockholders.

William C. Mulligan Director since 1992 Member: Audit Committee (Chairman) Nominating Committee Acquisition Advisory Committee Age: 49	Mr. Mulligan is Managing Partner with Primus Venture Partners (a Cleveland-based venture capital partnership), which position he has held since 1987. At the 2000 Annual Meeting of Stockholders, Mr. Mulligan was elected as a Class II Director of the Company to serve until the 2002 Annual Meeting of Stockholders.

J. C. Sparkman Director since 1998 Member: Compensation Committee (Chairman) Audit Committee (since April 25, 2002) Age: 69	Mr. Sparkman served as Executive Vice President and Chief Operating Officer of Tele-Communications, Inc. (“TCI”) from 1987 until his retirement in 1995. He is a director of Shaw Communications, Inc. and Broadband Services Inc. At the 2000 Annual Meeting of Stockholders, Mr. Sparkman was elected as a Class II Director of the Company to serve until the 2002 Annual Meeting of Stockholders.

Vote Required

     Approval of the election of the nominees is subject to the affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

     The Board of Directors of the Company unanimously recommends a vote FOR each of the foregoing nominees as directors of the Company.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     In 2001, the Board met four times and acted by unanimous written consent four times. No director attended less than 75% of the number of meetings of the Board of Directors and the committees on which he or she served during the period for which he or she was a member of the Board.

     The Board has four standing committees: (i) Acquisition Advisory, (ii) Audit, (iii) Compensation, and (iv) Nominating. The members of each committee are appointed by the Board of Directors and serve at its discretion. A majority of each of the committees constitutes a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, are acts of any of the respective committees.

     During 2001, the members of the Acquisition Advisory Committee were David Beddow and William C. Mulligan, neither of whom was an officer or employee of the Company or any of its subsidiaries. The Acquisition Advisory Committee serves to assist management in the development of the Company’s acquisition and disposition strategies and in the analysis of potential acquisition targets. During 2001, the Acquisition Advisory Committee, while not acting formally, met with management on an informal basis regularly throughout the year.

     During 2001, the members of the Audit Committee were David Beddow, Bruce A. Henderson and William C. Mulligan (who is Chairman of the Committee), none of whom was an officer or employee of the Company or any of its subsidiaries. Each member of the Audit Committee was independent, as independence is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. The Audit Committee’s functions include meeting with the Company’s independent auditors and management representatives, making recommendations to the Board regarding the appointment of the independent auditors, approving the scope of audits and other services to be performed by the independent auditors, considering whether the performance of any professional service by the auditors could impair their independence, and reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa. During 2001, the Audit Committee met twice and acted twice by unanimous written consent. The Audit Committee report is set forth in Appendix A hereto. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is attached as Appendix B to the Corporation's proxy statement filed with the Securities and Exchange Commission on April 26, 2001. Mr. Beddow resigned from the Board of Directors and all committee memberships on April 25, 2002, at which time Mr. Sparkman replaced him as a member of the Audit Committee.

     Audit Fees. The fees to PricewaterhouseCoopers LLP (“PWC”) in connection with the annual audit and review of Forms 10-Q for the fiscal year 2001 were $166,000, of which an aggregate amount of $136,000 had been billed through December 31, 2001.

     Financial Information Systems Design and Implementation Fees. There were no financial information systems design and implementation services rendered by PWC to the Company for the fiscal year ended December 31, 2001.

     All Other Fees. The total of all other fees to PWC during 2001 was $173,978, of which, $85,770 related to tax compliance and planning.

     In making its determination regarding the independence of PWC, the Audit Committee considered whether the provision of the services described under the captions “Financial Information Systems Design and Implementation Fees” and “All Other Fees” was compatible with maintaining the independence of PWC.

     During 2001, the members of the Compensation Committee were Bruce A. Henderson and J.C. Sparkman (who is Chairman of the Committee), neither of whom was an officer or employee of the Company or any of its subsidiaries. The Compensation Committee’s functions include making recommendations to the Board on policies and procedures relating to executive officers’ compensation and various employee stock plans and approving individual salary adjustments and stock awards in those areas. During 2001, the Compensation Committee met once and acted twice by unanimous written consent.

     During 2001, the members of the Nominating Committee were William C. Mulligan and J. C. Sparkman, neither of whom was an officer or employee of the Company or any of its subsidiaries. This committee considers nominees for election as directors. The committee utilizes the same procedure to consider nominees recommended by stockholders made pursuant to procedures identified in the Company’s Amended and Restated By-laws, which are described in this Proxy Statement in “STOCKHOLDER NOMINATIONS OF DIRECTORS”, as is used to consider nominees recommended by any other source. In addition, the committee fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, compensation of directors, the selection of committee assignments and chairs, and related matters affecting the functioning of the Board. The Nominating Committee did not meet during 2001, as the full Board of Directors approved the slate of nominees for the 2001 stockholders meeting.

COMPENSATION OF DIRECTORS

     On July 11, 2001, the Board of Directors approved a three (3) year compensation plan for the Class II Directors for the period commencing on July 1, 2001 and ending on June 30, 2004 (the “Plan”). The Plan provides that on July 11, 2001, the Company would issue to each person who is an outside member of the Board of Directors of the Company on July 1, 2001 (an “Eligible Director”) that number of shares of the Company Common Stock that equal a “fair market value” (as defined within the Plan) of $84,000. The Plan further provides that within fifteen (15) business days following each calendar quarter, one-twelfth (1/12) of the total number of shares of Company Common Stock that was issued on July 11, 2001 would be distributed to each Eligible Director so long as such Eligible Director was a member of the Board of Directors during the entire calendar quarter, and that, until the shares of Company Common Stock have been distributed, the Company Common Stock could not be transferred or otherwise encumbered in any way. In addition, the Plan further provides that in the event an Eligible Director ceases being an outside member of the Board of Directors of the Company, including without limitation, resignation, death, disability, or other cessation as an outside member of the Board of Directors of the Corporation (other than a cessation that occurs within eighteen (18) months following a “Change in Control” (as such term is defined with the Plan)), the shares of Company Common Stock not already distributed would be forfeited. If an Eligible Director ceases being an outside member of the Board of Directors of the Company for any reason (including without limitation, resignation or failure to be reelected as a director by the Corporation’s stockholders) within eighteen (18) months following a “Change in Control”, all shares of Company Common Stock not previously distributed to such person would be distributed to such person within fifteen (15) business days following the date on which such person ceased being an outside member of the Board of Directors of the Corporation.

     On July 11, 2001, the Company granted 5,664 shares of Company Common Stock to each of Messrs. Beddow, Henderson, Mulligan and Sparkman pursuant to the Plan, 944 shares of which have been distributed to each of them as of March 31, 2002. In April 2002, Mr. Beddow resigned as a member of the Board of Directors of the Company and, pursuant to the Plan, forfeited the remaining shares that had not been distributed.

     Directors who are also officers of the Company receive no additional compensation for their services as directors (see “COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION”). All directors are also reimbursed for travel expense and other out-of-pocket costs incurred in attending meetings.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and certain of its officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and The Nasdaq Stock Market. Such persons are further required to furnish the Company with copies of all such forms they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of the Section 16(a) filing requirements were satisfied by the Company’s directors and executive officers.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

     Table I below sets forth a summary of the compensation paid by the Company to its chief executive officer and the four additional most highly compensated executive officers of the Company (“Named Executive Officers”).

TABLE I

Summary Compensation Table For the Year Ended December 31, 2001

					Long Term
		Annual			Compensation
		Compensation (1)		Other	Awards
		($)		Annual	(#)	All Other
				Compensation		Compensation ($)
Name and Principal Position	Year	Salary	Bonus (2)	($)	Stock Options (3),(4)	(5)

Paul D. Arling(6)	2001	300,000	—	—	—	13,002
Chairman and Chief Executive Officer	2000	261,058	360,000	—	80,000	11,751
	1999	225,750	195,000	—	180,000	97,069

Jerry Bardin	2001	195,827	—	—	—	14,825
Senior Vice President of Engineering	2000	186,804	142,120	—	10,000	13,490
and Operations	1999	176,277	76,286	—	30,000	11,717

John S. Ames	2001	166,846	—	—	—	7,252
Senior Vice President of Sales	2000	158,827	127,200	—	10,000	7,252
and Marketing	1999	148,758	64,723	—	40,000	3,602

Richard A. Firehammer, Jr.(7)	2001	163,875	—	—	—	7,752
Senior Vice President and General	2000	157,356	110,250	—	10,000	7,752
Counsel	1999	135,577	64,723	—	140,000	5,909

Paul Bennett	2001	160,000	—	20,000	—	9,600
Senior Vice and Managing Director,	2000	140,000	90,000	20,000	10,000	10,000
Europe	1999	150,000	33,750	22,000	40,000	5,002

(1)	Excludes certain perquisites and other amounts that for any executive officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2)	Bonus includes the amount of cash bonus earned during the relevant year. Actual pay out of bonuses occurred in the following year.

(3)	Awards referenced above represent options to purchase shares of the Company Common Stock granted during the relevant year.

(4)	On December 20, 1999, the Board of Directors declared a two-for-one split of the Company Common Stock, to be paid January 31, 2000, in the form of a stock dividend for stockholders of record at the close of business on January 10, 2000. All share amounts in this table have been restated to give effect to the stock split.

(5)	For 2001, All Other Compensation was composed of the following items:

	401(k)	Supplemental
	Company	Life Insurance
	Contributions	Premiums	Relocation	Totals

Paul D. Arling	5,250	7,752	—	13,002
Jerry Bardin	5,250	9,575	—	14,825
John S. Ames	5,250	2,002	—	7,252
Richard A. Firehammer, Jr.	5,250	2,502	—	7,752
Paul Bennett	9,600	—	—	9,600

(6)	Mr. Arling’s employment with the Company was terminated on August 31, 1998 as part of the Company’s discontinuation of its North American retail line of business. The Company rehired Mr. Arling in September 1998.

(7)	Mr. Firehammer’s employment with the Company was terminated on August 31, 1998 as part of the Company’s discontinuation of its North American retail line of business. The Company rehired Mr. Firehammer in February 1999.

     Aggregated Stock Option Exercises and Year-End Value. Table II below sets forth, on an aggregated basis, information regarding the exercise during 2001 of options to purchase Company Common Stock by the Company’s Named Executive Officers and the value on December 31, 2001 of all unexercised stock options held by such individuals.

TABLE II

Aggregated Stock Option Exercises During The Year Ended December 31, 2001
and Year-End Stock Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Stock Options
	Shares		Options at Year End		at Year End (1)
	Acquired on	Value	(#)		($)
	Exercise	Realized
Name	#	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul D. Arling	35,300	539,172	236,133	176,667	2,226,571	1,058,277
Jerry Bardin	—	—	34,167	28,333	292,007	176,968
John S. Ames	27,082	208,188	18,751	26,667	136,971	155,169
Richard A. Firehammer, Jr	28,500	255,508	64,000	57,500	419,485	379,080
Paul Bennett	—	—	45,833	26,667	452,166	155,170

Total	90,882	1,002,868	398,884	315,834	3,527,200	1,924,664

(1)	Based on a per share price for Company Common Stock of $17.21, which price reflects the closing price of the Company Common Stock as reported on The Nasdaq Stock Market on December 31, 2001, the last trading day of 2001.

Employment Agreements and Termination of Employment Arrangements

     Mr. Arling. In August 2000, the Company and Mr. Arling entered into an employment agreement with an initial term of two years commencing on October 1, 2000 and ending on September 30, 2002. By this agreement, Mr. Arling was promoted to the positions of President and Chief Executive Officer of the Company. The agreement also provides that, during the term of the agreement, Mr. Arling is to (i) devote his full working time and energy to the Company, (ii) refrain from disclosing and/or using any of the Company’s trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two (2) years thereafter, refrain from soliciting any of its certain of its large customers or any key employees. In addition, unless terminated by either party in accordance with the terms of the agreement, the term would automatically renew for successive one-year terms. The agreement also provides that effective on October 1, 2000, Mr. Arling’s annual base salary increased to $300,000 (an increase of 20% over his 2000 annual base salary), with the opportunity to receive increases (but not decreases) in such annual salary as determined and set by the Board of Directors’ Compensation Committee in accordance with plans and policies established by that committee. For 2001, Mr. Arling’s annual base salary remained at $300,000. Mr. Arling also may earn an annual bonus payable at or near the end of the each fiscal year in an amount equal to a percentage of his base salary in accordance with the method established by the Compensation Committee (see “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION — Annual Bonus Incentives”). Mr. Arling received no annual bonus for 2001. The agreement also permits the Company to award a discretionary bonus to Mr. Arling as determined by the Compensation Committee, Mr. Arling received no discretionary bonus in 2001. The agreement further provides for the grant of options to acquire shares of Company Common Stock as determined by the Compensation Committee. Mr. Arling received no stock option grants during 2001, however, on February 5, 2002, Mr. Arling was granted an option to acquire up to 80,000 shares of Company Common Stock (see “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION — Common Stock Incentives”). The agreement also continued the non-recourse interest bearing secured loan previously provided Mr. Arling. The loan was used by Mr. Arling for the acquisition of his primary residence in Southern California. The loan bears interest at the rate of 5.28% per annum, which interest is payable annually to the Company on each December 15th. The loan is secured by the primary residence purchased by Mr. Arling and the principal is payable on the earlier of (i) December 15, 2007, (ii) within twelve (12) months following a demand from the Company in the event that Mr. Arling shall cease (for whatever reason) being an employee of the Company or upon the occurrence of an Event of Default (as such term is defined within the promissory note evidencing the loan) or (iii) on the closing of a sale or transfer by Mr. Arling or his spouse of all or any part of his and/or her primary residence in Southern California that secures the loan, including without limitation any sale or transfer of any interest therein (including any beneficial interest therein) without the Company’s prior written consent, which consent will not be unreasonably withheld. The agreement further entitles Mr. Arling to participate in benefits plans of the Company in effect from time to time and for other customary benefits.

     If during the term of the agreement Mr. Arling should resign for “good reason” (as such term is defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in Company benefits plans, for an 18-month period following such resignation (twenty-four (24) months if such resignation is due to a “Change in Control” (as such term is defined in the agreement) or thirty-six (36) months if such resignation is due to a “hostile acquisition” (as such term is defined in the agreement) Change in Control).

     Mr. Robert P. Lilleness. On May 14, 2001, the Company and Mr. Lilleness entered into an employment agreement with an initial term of approximately one year commencing on May 14, 2001 and ending on May 31, 2002. By this agreement, Mr. Lilleness was employed as the Company’s President and Chief Operating Officer. The agreement also provides that, during the term of the agreement, Mr. Lilleness is to (i) devote his full working time and energy to the Company, (ii) refrain from disclosing and/or using any of the Company’s trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two (2) years thereafter, refrain from soliciting certain of its large customers and/or competitors or any key employees. In addition, unless terminated by either party in accordance with the terms of the agreement, the term would automatically renew for successive one-year terms. Neither party provided the other with a notice of intent not to renew. Thus, this agreement has been automatically extended until May 31, 2003. The agreement also set Mr. Lilleness’ annual base salary at $250,000, with the opportunity to receive increases (but not decreases) in such annual salary as determined and set by the Board of Directors’ Compensation Committee in accordance with plans and policies established by that committee. For 2002, Mr. Lilleness’ annual base salary remained at $250,000. Mr. Lilleness also may earn an annual bonus payable at or near the end of the each fiscal year in an amount equal to a percentage of his base salary in accordance with the method established by the Compensation Committee (see “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION — Annual Bonus Incentives”). Mr. Lilleness received no annual bonus for 2001. The agreement also permits the Company to award a discretionary bonus to Mr. Lilleness as determined by the Compensation Committee. Mr. Lilleness received no discretionary bonus in 2001. On May 14, 2001, Mr. Lilleness received an option to acquire up to 125,000 shares of Company Common Stock at an exercise price of $18.625 per share, equal to the average of the high and low prices of the Company Common Stock on the date of grant, and which vests in equal increments over four (4) years. The agreement further provides for the additional grant of options to acquire shares of Company Common Stock as determined by the Compensation Committee. Other than the grant of options to Mr. Lilleness on May 14, 2001 as set forth above, Mr. Lilleness received no stock option grants during 2001, however, on February 5, 2002, Mr. Lilleness was granted an option to acquire up to 60,000 shares of Company Common Stock (see “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION — Common Stock Incentives”). The agreement also entitles Mr. Lilleness to a non-recourse interest bearing secured loan. The loan may only be used by Mr. Lilleness for relocating his home and family to Southern California. Mr. Lilleness has not yet exercised this option. The agreement further entitles Mr. Lilleness to participate in benefits plans of the Company in effect from time to time and for other customary benefits.

     If during the term of the agreement Mr. Lilleness should resign for “good reason” (as such term is defined in the agreement), Mr. Lilleness will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in Company benefits plans, for a 12-month period following such resignation.

     Ms. Jayne. On August 1, 2001, the Company and Ms. Jayne entered into an agreement terminating her employment with the Company effective immediately. As a part of the agreement, the Company agreed to reimburse Ms. Jayne for all COBRA benefits paid by or on Ms. Jayne’s behalf for the time period commencing on August 1, 2001 and ending on February 1, 2003. In addition, the Company agreed to pay Ms. Jayne any incentive compensation that had accrued through August 1, 2001 in accordance with the Company’s incentive compensation plans and to pay any annual bonus through December 31, 2001 in accordance with the Company’s annual bonus plan. No amounts were paid to Ms. Jayne as incentive compensation or as an annual bonus for 2001. Also by the agreement, Ms. Jayne would continue as a member of the Company’s Board of Directors but would not receive a directors’ fee so long as she receives any other compensation from the Company, either directly or indirectly. Ms. Jayne resigned from the Company's Board of Directors and all committee memberships on March 25, 2002.

     In addition to the agreement detailed above, the Company and Jayne & Associates (a California corporation of which Ms. Jayne is the President and Chief Operating Officer) entered into a consulting agreement on August 1, 2001 whereby in exchange for the payment by the Company of a consulting fee equal to $33,333.33 per month during the first six (6) months of the agreement and $16,666.67 per month during the remaining twenty-four (24) months of the agreement, Jayne & Associates would (i) provide certain consulting services to the Company through February 1, 2004, (ii) assign any inventions made or conceived by Jayne & Associates personnel during the term of the consulting, (iii) refrain from disclosing and/or using any of the Company’s trade secrets and proprietary information, and (iv) refrain from soliciting certain of its large customers or any key employees.

     Mr. Bennett. On June 16, 1996, the Company’s subsidiary, Universal Electronics B.V. (formerly known as One For All, B.V.) entered into an employment agreement with Mr. Bennett. The Company believes that the agreement contains terms and provisions that are typical of these types of agreements in The Netherlands. By the agreement, Mr. Bennett receives a base salary (paid in guilders), which salary may be increased as determined and set by the Board of Directors’ Compensation Committee in accordance with plans and policies established by that committee. In 2001, Mr. Bennett’s base salary was approximately US$160,000. By the agreement, Mr. Bennett is entitled to earn an annual bonus payable at or near the end of the Company’s fiscal year in an amount equal to a percentage of his base salary, provided that certain earnings targets are met. Mr. Bennett received no annual bonus for 2001. The agreement further entitles Mr. Bennett to receive a use of Company paid automobile, participate in benefits plans of the Company in effect from time to time and for other customary benefits. Mr. Bennett has also received a salary continuation agreement from the Company (see “Pre 1999 Salary Continuation Agreements” below).

     Pre 1999 Salary Continuation Agreements. In 1995 and 1996, Messrs. Ames and Bennett and certain officers of the Company received salary continuation agreements with the Company (each, an “SCA(s)”). Each SCA takes effect upon the occurrence of certain triggering events (as defined in the agreements). In January 1997, Mr. Bennett’s SCA was amended by providing that a triggering event under his SCA would include a sale or transfer or disposition by the Company of all or substantially all of the assets or stock of Universal Electronics B.V. (formerly known as “One For All B.V.”) to a third party. When effective, each SCA operates as an employment agreement providing for a term of employment with the Company for a period ranging from twelve (12) to eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition). In addition, each SCA provides that the executive or officer would receive increases in salary and bonuses during the term of the SCA in accordance with the Company’s standard policies and practices; however, in no event would such base salary and bonus be less than the base salary and bonus such executive or officer received in the year immediately preceding the effective date of the SCA. Further, each SCA provides that the executive or officer will be entitled to receive stock option grants and to otherwise participate in the Company’s incentive compensation and benefits plans and other customary benefits programs in effect from time to time, but in no event would such participation be less than that provided such executive or officer immediately prior to the effective date of the SCA.

     Under each SCA, in the event the Company terminates the executive’s or officer’s employment for reasons other than the executive’s or officer’s death or disability or for “cause” (as such term is defined in each SCA) or the executive or officer resigns for “good reason” (as such term is defined in each SCA, which definition includes resigning in connection with the occurrence of a change in control), the executive or officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including being paid the cash value of all options held by such executive or officer, which options become immediately fully vested on the executive’s or officer’s termination or resignation date) and to continue all health, disability and life insurance benefits for periods ranging from twelve (12) to eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition) following such termination or resignation.

     1999 Salary Continuation Agreements. In February 1999, the Company entered into salary continuation agreements with Messrs. Firehammer and Belzowski. These salary continuation agreements are substantially similar to the SCAs (described above) in that they too take effect upon the occurrence of certain triggering events (as defined in the agreements). Similarly, when effective, each salary continuation agreement also (i) operates as an employment agreement providing for a term of employment with the Company for eighteen (18) months following a triggering event (thirty-six (36) months if the triggering event is a “hostile acquisition” (as such term is defined in the salary continuation agreement)), (ii) provides that the executive would receive increases in salary and bonuses during the term of his salary continuation agreement in accordance with the Company’s standard policies and practices; however, in no event would such base salary and bonuses be less than the base salary and bonuses such executives received in the year immediately preceding the effective date of the salary continuation agreements, and (iii) entitles the executive to receive stock option grants and to otherwise participate in the Company’s incentive compensation and benefits plans and other customary benefits programs in effect from time to time, but in no event would such participation be less than that provided such executive immediately prior to the effective date of his salary continuation agreement.

     In addition, each of these salary continuation agreements similarly provides that in the event the Company terminates the executive’s employment for reasons other than his death or disability or for “cause” (as such term is defined in the salary continuation agreement) or he resigns for “good reason” (as such term is defined in each salary continuation agreement, which definition includes resigning in connection with the occurrence of a change in control), the executive would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation (including being paid the cash value of all options held by him, which options become immediately fully vested on the executive’s termination or resignation date) and to continue all health, disability and life insurance benefits for a period of eighteen (18) months (thirty-six (36) months in the event of a hostile acquisition) following such termination or resignation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Sparkman and Henderson, both of whom are non-employees. The Compensation Committee recommends compensation arrangements for the Company’s executive officers and is also responsible for determining and otherwise administering the timing, amount, exercise price and other terms of options granted under the Company’s various stock incentive plans. Under certain of those plans, options may be granted to non-employee directors of the Board of Directors. In all instances, the recommendations of the Compensation Committee regarding executive officer compensation, including all stock option grants, are passed upon and approved by the full Board of Directors, except that Mr. Arling neither votes nor makes any decisions on matters involving his own compensation. On July 11, 2001, the full Board of Directors approved a three-year compensation plan for the Class II Directors for the period commencing on July 1, 2001 and ending on June 30, 2004 (the “Plan”) (see “COMPENSATION OF DIRECTORS”).

CERTAIN TRANSACTIONS

     On September 1, 1998, the Company entered into an asset purchase agreement with H & S Management Corp. (“H&S”), J. C. Sparkman and Steven Helbig in which the Company acquired all of the assets that were used and useful in the H & S remote control business. Mr. Sparkman received approximately 22% of the purchase price for H&S paid by the Company. The amount received by Mr. Sparkman was $1.5 million in cash and 84,211 shares of Company Common Stock (pre-split), which had a value of approximately $874,000 on the closing date of the acquisition. Twenty-five thousand dollars ($25,000) of the amount received by Mr. Sparkman was in exchange for a non-compete agreement that he entered into with the Company in which he agreed that for seven (7) years from September 1, 1998, he would not, directly or indirectly, either alone or in conjunction with any person or persons, or in any other manner whatsoever (i) carry on or be engaged in the H&S remote control business or any other business which is in competition with the H&S remote control business as existing on September 1, 1998, (ii) solicit business from or transact business with any person, firm or corporation to whom the Company or any of the other parties to the non-compete agreement has sold products where such solicitation would involve the sale of products competitive with those of the H&S remote control business, or (iii) directly or indirectly solicit for employment, offer employment to, or hire any person (as an employee or consultant), or otherwise engage in business any person or persons who is or are employed by the Company immediately after the closing date of the acquisition or during the seven (7) year non-compete period, except with the prior written consent of the Company. The non-compete agreement does not prohibit Mr. Sparkman from (i) carrying on or being engaged in any type of business, which is not competitive with the H&S remote control business in any area whatsoever, or (ii) being an owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded whose principal business is competitive with the H&S remote control business, so long as he has no active participation in the business of such corporation.

     In connection with the acquisition, Mr. Sparkman also entered into a consulting agreement with the Company whereby Mr. Sparkman would provide the Company with certain consulting services for a period of two years commencing on September 1, 1998 in exchange for which the Company would pay Mr. Sparkman $250,000 per year and reimburse him for all reasonable and fully documented travel, office, entertainment, and other costs actually incurred in connection with carrying out his consulting services. This agreement terminated during September 2000, except that certain provisions regarding confidentiality and assignment of inventions survive the termination of the agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors met once and acted twice by unanimous written consent in 2001. The members of the Committee are J. C. Sparkman (Chairman of the Committee) and Bruce A. Henderson. The Committee recommends compensation arrangements for the Company’s executive officers and administers its various stock incentive plans.

     The Compensation Committee will review the compensation policies of the Company throughout the coming year. All compensation actions taken during 2001 were consistent with principles previously established by the Board of Directors. These principles include building a strong relationship between stockholder return and executive compensation, providing incentives to achieve both near and long-term goals, and providing an overall level of remuneration that is fair and reflective of performance. The chief executive officer and other executive officers are not present at the meetings unless requested by the Committee. Further, consistent with past practice, the Board has decided that management of the Company should make decisions with respect to the compensation of all employees other than the chief executive officer and all other executive officers of the Company.

     Compensation Philosophy and Program. In administering executive officer compensation, the Compensation Committee’s objective is to establish a total pay program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. The chief executive officer presents proposals and recommendations on executive officer compensation to the Committee for its review and evaluation. In 2001, the Compensation Committee used data from independent sources, provided by the Company to establish compensation targets that reflect overall and individual executive officer compensation history, the Company’s recent and planned performance and, to the extent available, data reflecting compensation practices of companies who are competitors of the Company (the “Compare Group”). The Compare Group included members of the Company’s Peer Group and private companies. However, because the Company found that the companies comprising the Compare Group were substantially larger than the Company, the Compensation Committee discounted such comparison data and relied more on internal information and criteria in establishing its overall pay program for the executive officers. In 2002, the Committee will continue to employ a similar method to establish executive compensation. The Committee believes that the method it has employed in establishing executive compensation appropriately reflects the labor market for Company executives.

     Base Salary. Base salaries are determined from an assessment of various factors including position, tenure, experience, salary history and individual performance. This assessment is generally subjective, not subject to weightings or formulas and only considers Compare Group data to the extent available and believed by the Compensation Committee to be helpful; however, it does include data received from independent sources. Individual base salary increases reflect what the Compensation Committee believes to be fair and appropriate after considering the subjective factors, an assessment of the Company’s current and projected labor costs and the data it received from independent sources. Based upon the Company’s financial performance for the year ended December 31, 2001, the Committee reassessed the base salaries of Mr. Arling and the other executive officers. In this regard, Mr. Arling, who has an employment agreement with the Company (see “Employment Agreements") and is paid in accordance with the provisions of the employment agreement, did not receive an increase in his base salary for 2002. Similarly the other executive officers (some of whom also have employment agreements with the Company or its subsidiaries — see “Employment Agreements") did not receive an increase for 2002.

     Annual Bonus Incentives. The Company believes that incentives help motivate attainment of annual objectives, including the Company’s performance relative to that year’s plan and the individual performance of each executive officer. Based in part on data provided by the Company that was obtained from independent consultants, the Compensation Committee has established a method for determining bonuses for the Company’s executive officers, including the chief executive officer, utilizing a combination of financial and strategic goals. These goals contain both objective and subjective components and based upon the level at which those goals are achieved, each executive officer is paid a bonus equal to a percentage of the executive’s base salary. For the chief executive officer and the executive chairman of the board, the percentage ranges between 30% and 120% of their respective base salaries as of year-end. For each other executive officer, the percentage ranges between 20% and 100% of the executive’s base salary as of year-end. In certain circumstances, an additional bonus may be awarded if the Compensation Committee determines that an executive officer’s individual performance warrants such award. Based on the financial performance of the Company during 2001, none of the Named Executive Officers, including Mr. Arling, received a bonus for 2001. Also during 2001, none of the Named Executive Officers, including Mr. Arling, received a discretionary bonus.

     Common Stock Incentives. In addition to the Company’s 401K and Profit Sharing Plan, the Company, through its various stock incentive plans, may grant options to purchase Company Common Stock, stock appreciation rights or phantom stock awards to executive officers and employees of the Company and its subsidiaries with a view toward providing the executive officers and employees a stake in the Company’s future and compensation directly aligned with the creation of stockholder value. The Compensation Committee may also issue stock options to attract new executive officers to the Company. The Compensation Committee generally establishes the terms and conditions of such grants. Individual awards are determined based on a subjective assessment of individual performance, contribution and potential. On May 14, 2001, as part of his hiring package, Mr. Lilleness received an option to acquire up to 125,000 shares of Company Common Stock at an exercise price of $18.625 per share, equal to the average of the high and low prices of the Company Common Stock on the date of grant, and which vests in equal increments over four (4) years. Except for the option grant to Mr. Lilleness as stated above, no grant of options were made to the Named Executive Officers during 2001. However, on February 5, 2002, the Compensation Committee granted Mr. Arling the option to acquire up to 80,000 shares of Company Common Stock at an exercise price of $15.98 per share, equal to the average of the high and low prices of the Company Common Stock on the date of grant, and which vests in equal increments over four (4) years. At the same time, the other Named Executive Officers were granted the options to acquire shares of Company Common Stock ranging from 10,000 shares to 20,000 shares, all at an exercise price of $15.98 per share, equal to the average of the high and low prices of the Company Common Stock on the date of grant, and all of which vest in equal increments over four (4) years. In addition, the Compensation Committee retains the discretion to make individual grants that it deems appropriate under the circumstances, including to any or all of the Named Executive Officers. During 2001, the Committee changed plan administrators for the Company’s 401K and Profit Sharing Plan. No other changes were made during 2001 and none are anticipated during 2002.

     Perquisites. The Company offers very few perquisites or special benefits to executive officers. In general, the Compensation Committee believes that the benefits offered are less than those offered at typical companies of similar size, and are not material when considering total compensation.

     Deductibility. The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), will limit the deductibility of compensation expected to be paid by the Company during 2001. Section 162(m) generally limits the deductibility for federal tax purposes of certain types of executive compensation in excess of $1.0 million dollars per year. The Compensation Committee will continue, however, to evaluate the impact of Section 162(m) of the Code and any other such provisions and take any action deemed appropriate to maximize the deductibility for federal tax purposes of all elements of compensation. The Company, however, may from time to time pay or award compensation to its executive officers that may not be deductible. Further, because of the ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

     It is the view of the Compensation Committee that the compensation programs of the Company are well structured to encourage attainment of objectives, offer opportunities for a total level of compensation that is consistent with other companies of similar size, and foster a stockholder perspective in management. The Compensation Committee believes that the overall levels of compensation provided by these programs are fair and appropriate for the year just ended and that they serve stockholders’ long-term interests.

Compensation Committee of the Board of Directors

J. C. Sparkman — Chairman Bruce A. Henderson

PERFORMANCE CHART

     The following line graph compares the yearly percentage change in the cumulative total stockholder return with respect to Company Common Stock versus the cumulative total return of the Company’s Peer Group Index (the “Peer Group Index”) and the Nasdaq Composite Index (the “Nasdaq Composite Index”) for the five (5) year period commencing December 31, 1996 and ended December 31, 2001. The graph and table assume that $100 was invested on December 31, 1996 in each of Company Common Stock, the Peer Group Index and the Nasdaq Composite Index and that all dividends were reinvested (although no dividends were declared on Company Common Stock during the period) and actual market value increases and decreases relative to the initial investment of $100. This data was furnished by Nasdaq*Amex and is based on a calendar year.

     The Company believes that the information provided within this performance chart has only limited relevance to an understanding of the Company’s compensation policies during the indicated periods and does not reflect all matters appropriately considered by the Company in developing its compensation strategy. This information shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and is not necessarily indicative of future price performance.

Comparison of Stockholder Returns Among Universal Electronics Inc.,
the Peer Group Index(1) and the Nasdaq Composite Index

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Universal Electronics Inc.	$100	$182	$195	$836	$561	$629
Peer Group Index	$100	$100	$114	$99	$118	$143
Nasdaq Composite Index	$100	$122	$170	$315	$191	$151

(1)	Companies in the Peer Group Index are as follows: Harman International Industries, Inc.; Recoton Corporation; Royal Appliance Manufacturing Co.; Koss Corporation.; and Boston Acoustics Inc.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP (“PWC”), a firm of independent public accountants, as auditors, to examine and report to the Board and to the Company’s stockholders on the consolidated financial statements of the Company and its subsidiaries for 2002. The Board of Directors is requesting stockholder ratification of such appointment. Representatives of PWC will be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the ratification of the appointment of PWC as the Company’s independent auditors. If the stockholders of the Company reject the nomination, the Board of Directors will reconsider its selection.

Vote Required

     The ratification of the Board of Directors’ appointment of PWC as the Company’s independent auditors for 2002 requires an affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

     The Board of Directors of the Company unanimously recommends a vote FOR the ratification of such appointment.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the Annual Meeting of Stockholders to be held in 2003. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630 and must be received no later than December 27, 2002. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

     Proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for the 2003 Annual Meeting, unless specific voting instructions are received with respect to any such proposal by March 12, 2003.

STOCKHOLDER NOMINATION OF DIRECTOR

     The Nominating Committee of the Company’s Board of Directors will consider nominees to the Company’s Board of Directors to the extent permitted under, and made pursuant to the procedures established by, Article IV of the Company’s Amended and Restated By-laws.

     Any stockholder may recommend any person as a nominee for director of the Company by writing to the Secretary of the Company, c/o Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. Recommendations must be received by December 27, 2002 for the Annual Meeting of Stockholders to be held in 2003, and must comply with the requirements in the Company’s Amended and Restated By-laws.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers and other employees of the Company not specifically employed for this purpose. The Company will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the National Association of Securities Dealers, Inc., for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K ANNUAL REPORT

     All stockholders received a copy of the Company’s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). Stockholders may obtain a copy of the exhibits by addressing a request to Investor Relations, Universal Electronics Inc., 6101 Gateway Drive, Cypress, California 90630. A charge equal to the reproduction cost will be made if the exhibits are requested.

BY ORDER OF THE BOARD OF DIRECTORS

Richard A. Firehammer, Jr. Senior Vice President, General Counsel and Secretary

April 26, 2002

Appendix A

Audit Committee Report

     The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, the Corporation’s independent auditors are responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Corporation’s audited financial statements for the three years ended December 31, 2001. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90. In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with them their independence from the Corporation and its management. Finally, the Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Corporation is compatible with the auditors’ independence.

     Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements of the Corporation for the three years ended December 31, 2001 as presented to the Audit Committee be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Audit Committee of the Board of Directors
William C. Mulligan — Chairman Bruce A. Henderson

PROXY	PROXY

UNIVERSAL ELECTRONICS INC. 2002 ANNUAL MEETING

THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
on June 19, 2002, 9:00 a.m., Los Angeles, California time

     The undersigned appoints Paul D. Arling and Robert P. Lilleness, as proxy holders. Each shall have the power to appoint a substitute and is authorized to represent and vote, as designated hereon, all shares of Universal Electronics Inc. held of record by the undersigned as of April 18, 2002 at the Annual Meeting of Stockholders to be held on June 19, 2002, 9:00 a.m., Los Angeles, California time, or any adjournments or postponements thereof. The Board of Directors recommends a vote FOR the election of all persons nominated as Directors by the Board of Directors and FOR proposal 2.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all persons nominated as Directors by the Board of Directors and FOR proposal 2 and, as to any other matters properly brought before the meeting, as proxies may direct.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

UNIVERSAL ELECTRONICS INC. 2002 ANNUAL MEETING

1.	ELECTION OF DIRECTORS:	Class I Nominees Class II Nominees	1 — Paul D. Arling 2 — Bruce A. Henderson 3 — William C. Mulligan 4 — J.C. Sparkman	FOR all nominees listed to the left (except as specified below)	WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)	______________________________________________________________

2.	Proposal to ratify appointment of PricewaterhouseCoopers LLP as independent auditors	FOR	AGAINST	ABSTAIN

Check appropriate box		Date_______________	NO. OF SHARES
Indicate changes below:
Address Change?	Name Change?
______________________________________
Signature(s) in Box
Please sign name exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.